Exhibit 99.1

November 23, 2010

Dear Investor,

We are writing to inform you of several recent decisions made by the Board of Directors for the Cornerstone Core Properties REIT, Inc. (“CCP”). As you know, CCP has invested primarily in small-tenant industrial properties in California, Arizona and Florida.  As periodically disclosed in supplements to the prospectus for our public offerings, over the period of time since the bulk of our investments were made there have been significant negative changes in the commercial real estate markets in which our industrial properties are located.  While these changes have not been uniform, the downturn in the U.S. economy has had a negative impact on the CCP portfolio.  For instance, since the 4th quarter of 2008 our portfolio has experienced higher vacancy rates, more tenant defaults and lower rental rates as a result of the downturn, all leading to lower rental income and reduced valuations.   During this period, despite entering into new leases or lease renewals for more than 300,000 square feet of space, occupancy decreased from approximately 92% to 72% due to new vacancies. This was accentuated by a vacancy in October 2010 caused by the bankruptcy of a 102,000 sq.ft. tenant representing 8.2% of the 1.2 million sq.ft. portfolio.

Fortunately, in the second quarter of 2008, the CCP REIT Board recognized the difficulties forming in the commercial real estate market and CCP ceased buying properties. CCP’s interim investment strategy then focused on investing in debt instruments. This was done in anticipation that significant future buying opportunities in commercial real estate would be caused by the recession. In August 2010, we purchased a small multi-tenant industrial building in Santa Ana, CA on terms accretive to shareholders. Unfortunately, in part due to the legacy assets in the CCP portfolio the market has taken longer than anticipated to show interest in providing additional equity for such acquisitions.

These developments have led our Board to make the following decisions for the overall health of the REIT.

The Offering.  Effective November 23, 2010, we are not currently making or accepting offers to purchase shares of stock in the Cornerstone Core Properties REIT, Inc., while our board of directors evaluates strategic alternatives to maximize value.

Suspension of Distribution Reinvestment Plan.  Our offering included a distribution reinvestment plan under which our stockholders could elect to have all or a portion of their distributions reinvested in additional shares of our common stock.  Consistent with the above decision with respect to the offering, we are suspending our distribution reinvestment plan effective on December 14, 2010.  Therefore all distributions paid after that date will be in cash.

Distributions.  We have historically paid monthly distributions to our shareholders from several sources, including funds from operations, borrowings and funds available from sales of additional stock.  It is important that we preserve capital that may be needed for capital improvements, debt repayment or other corporate purposes.  Accordingly, our Board of Directors has resolved to lower Cornerstone Core Properties REIT distributions to a current annualized rate of $0.08 per share (1% based on a share price of $8.00) from the current  annualized rate of $0.48 per share (6% based on a share price of $8.00), effective December 1, 2010.  The rate and frequency of distributions is subject to the discretion of our Board of Directors and may change from time to time based on our operating results and cash flow.

Stock Repurchase Plan.  As described in the prospectus related to our offering, our stock repurchase program provides stockholders with a limited ability to sell shares to us for cash until a secondary market develops for our shares.  One of the limitations of our stock repurchase program is that during any calendar year we may redeem only the number of shares that we could purchase with the amount of the net proceeds we received from the issuance of shares under our distribution reinvestment plan during the prior calendar year.  As a specific example, during the calendar year ending December 31, 2010, the stock repurchase plan authorizes us to redeem the number of shares that we could purchase with the amount of net proceeds received from shares issued under the distribution reinvestment plan during 2009.  However, as disclosed in our quarterly report on Form 10-Q for the period ending June 30, 2010 and in a supplement to our prospectus, as of June 30, 2010, we had already redeemed shares in an amount equal to our 2009 distribution reinvestment plan net proceeds.  Accordingly, we are unable to make further ordinary redemptions under the stock redemption program during the remainder of 2010.

Furthermore, after careful consideration of the proceeds that will be available from our distribution reinvestment plan in 2010, and an assessment of our expected capital expenditures, tenant improvement costs and other costs and obligations related to our investments, our Board of Directors has concluded that we will not have sufficient funds available to us to prudently fund any redemptions during 2011.  Accordingly, our Board of Directors has approved an amendment to our stock repurchase program to suspend redemptions under the program, effective December 31, 2010. We can make no assurances as to when redemptions will resume.  The share redemption program may be amended, resumed, suspended again, or terminated at any time based in part on our cash and debt position.

Although the current economic climate continues to exert pressure on the commercial real estate market in which we operate, our Board of Directors and our management are constantly seeking ways to maximize the value of our real estate portfolio and preserve the capital of our stockholders. Senior management at Cornerstone has successfully navigated prior recessions with industrial properties and small business tenants. The entire team at Cornerstone continues to work very hard to increase occupancy levels and rental incomes at each of our properties. We take your investment with us very seriously, and we look forward to continuing to serve you.

Sincerely,
Terry Roussel
President and CEO
cc: Financial Advisor

Securities offered through Pacific Cornerstone Capital Incorporated, member FINRA and SIPC.